Exhibit 99.1

NEWS
Anadarko Names Paula Rosput Reynolds and
Peter J. Fluor to Board of Directors
HOUSTON, Aug. 6, 2007 — Anadarko Petroleum Corporation (NYSE: APC) announced today that its Board of Directors has elected Paula Rosput Reynolds and Peter J. Fluor to serve as independent directors of the company.
     “We are very fortunate to have Paula and Peter join our Board of Directors,” Anadarko Chairman, President and CEO Jim Hackett said. “Their leadership and expertise, both in the energy sector and across other industries, will be valuable assets for Anadarko as we continue to execute upon our business strategy.”
     Ms. Reynolds is President and Chief Executive Officer of Safeco Corporation, a property and casualty insurance company. Prior to joining Safeco, she served as Chairman, President and CEO of AGL Resources Inc., a regional energy services holding company. Ms. Reynolds also previously served as President and CEO of Houston-based Duke Energy North America, a subsidiary of Duke Energy, which operated power-generating facilities across the United States, and as senior vice president of Pacific Gas Transmission Company, which owned and operated a major natural gas pipeline in the Pacific Northwest. She is also a director of Safeco Corporation and Delta Air Lines, Inc.
     Mr. Fluor is Chairman and CEO of Texas Crude Energy, Inc., a private, independent oil and gas exploration company. Mr. Fluor also serves as lead director of Fluor Corporation and director of Cameron International Corporation and The Welch Foundation. He is a member of the All American Wildcatters Association and The Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University.
     Both Ms. Reynolds and Mr. Fluor were appointed to terms expiring in 2009. Ms. Reynolds will serve on the Audit Committee, and Mr. Fluor will serve on the Compensation and Benefits Committee. Both will serve on the Board’s Nominating and Corporate Governance Committee.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2006, the company had 3.0 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Paula Beasley, paula.beasley@anadarko.com, 832.636.8765
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434